Exhibit 99.2

Adenza Holdings, Inc. and Subsidiaries

Consolidated Financial Statements

as of and for the three and nine-months ended

September 30, 2023 and 2022

BDO USA, P.A., a Delaware professional service corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

Adenza Holdings, Inc. and Subsidiaries

Consolidated Financial Statements

as of and for the three and nine-months ended September 30, 2023 and 2022

Adenza Holdings, Inc. and Subsidiaries

Adenza Holdings, Inc. and Subsidiaries

Consolidated Balance Sheet

(USD 000)	September 30, 2023 (unaudited)	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	110,965	185,469
Restricted cash	913	916
Accounts receivable, net	68,618	125,991
Unbilled receivables	116,390	126,273
Prepaid expenses and other current assets	10,423	10,469
Deferred contract costs	4,882	3,618
Prepaid income taxes	6,157	5,724

Total Current Assets	318,348	458,460
Unbilled receivables, noncurrent	43,888	32,155
Goodwill	3,679,682	3,679,682
Intangible assets, net	1,835,524	1,943,620
Property and equipment, net	7,759	8,745
Right-of-use assets	15,312	17,037
Due from related parties	27	—
Deferred contract costs, noncurrent	13,060	11,194
Deferred tax assets	3,127	2,865
Restricted Cash	986	986
Prepaid expenses	—	327
Equity Investment	3,711	2,498
Other long-term assets	2,448	2,220

Total Assets	5,923,872	6,159,789

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Adenza Holdings, Inc. and Subsidiaries

Consolidated Balance Sheet

(USD 000, except share amounts)	September 30, 2023 (unaudited)		December 31, 2022
Liabilities and Stockholders’ Equity
Current Liabilities
Current maturities of long-term debt	21,101		21,027
Accounts payable	4,843		6,363
Income taxes payable	12		9,540
Accrued expenses	55,492		54,750
Deferred revenue	107,874		176,949
Lease liabilities	6,006		4,954

Total Current Liabilities	195,328		273,583
Long-term debt, less current maturities	1,949,038		1,958,471
Lease liabilities	14,492		17,877
Other long-term liabilities	2,592		2,597
Deferred revenue, net of current portion	2,004		12,272
Deferred tax liabilities	295,203		358,707

Total Liabilities	2,458,657		2,623,507

Contingencies (Note 9)
Stockholders’ Equity
Capital Structure
Class C common Shares, $0.001 par value, 100,000 shares authorized, 23,986 and 23,989 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively, aggregate liquidation value $2,975,822 as of September 30, 2023	—	*	—	*
Class A common Shares, $0.001 par value, 100,000 shares authorized, 10,416 shares issued and outstanding as of September 30, 2023 and December 31, 2022, aggregate liquidation value $1,433,908 as of September 30, 2023	—	*	—	*
Class B common Shares, $0.001 par value, 11,000,000 shares authorized, 8,857,511 shares issued and outstanding as of September 30, 2023 and December 31, 2022	9		9
Class D common Shares, $0.001 par value, 100,000,000 shares authorized, 7,400,145 and 7,019,028 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	7		7
Additional paid-in capital	3,704,793		3,705,119
Accumulated deficit	(202,555)		(134,384)
Accumulated other comprehensive income	(37,039)		(34,469)

Total Stockholders’ Equity	3,465,215		3,536,282

Total Liabilities and Stockholders’ Equity	5,923,872		6,159,789

*	Represents value less than $1,000

The accompanying notes are an integral part

of these consolidated financial statements.

Adenza Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Quarter ended		Nine months ended
(USD 000)	September 30, 2023 (unaudited)	September 30, 2022 (unaudited)	September 30, 2023 (unaudited)	September 30, 2022 (unaudited)
Net Sales	138,300	126,362	393,019	384,503

Cost of sales	27,902	24,338	83,575	73,834
Amortization of Developed Technology	16,461	15,401	48,479	45,519

Gross Profit	93,937	86,623	260,965	265,150

Research and development	14,418	13,184	42,889	43,798
Selling, general, and administrative	21,135	18,246	61,556	58,899
Depreciation and amortization	25,703	25,223	77,055	76,393
Re-organization costs (Note 10)	760	2,588	4,852	14,114
Transaction Costs	1,757	36	4,729	1,064

Income from Operations	30,164	27,346	69,884	70,882

Other Expense/ (Income)
Interest expense	59,245	44,833	170,701	121,480
Interest income	(810)	(72)	(2,013)	(476)
(Gain)/ loss on foreign currency transactions	(126)	2,315	1,522	7,071
Other Income	(569)	(307)	(2,464)	(559)

Loss Before Provision for Income Taxes	(27,576)	(19,423)	(97,862)	(56,634)
Benefit for Income Taxes (Note 11)	(8,662)	(4,671)	(29,691)	(13,619)

Net Loss	(18,914)	(14,752)	(68,171)	(43,015)

The accompanying notes are an integral part

of these consolidated financial statements.

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Adenza Holdings, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Loss (unaudited)

	Quarter ended		Nine months ended
(USD 000)	September 30, 2023 (unaudited)	September 30, 2022 (unaudited)	September 30, 2023 (unaudited)	September 30, 2022 (unaudited)
Net Loss	(18,914)	(14,752)	(68,171)	(43,015)
Other Comprehensive Expense
Unrealized loss on foreign currency translation	(7,189)	(19,750)	(2,570)	(41,664)

Comprehensive Loss	(26,103)	(34,502)	(70,741)	(84,679)

The accompanying notes are an integral part

of these consolidated financial statements.

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Adenza Holdings, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(unaudited)

(USD 000)	Class C common Shares	Class A common Shares		Class B common Shares	Class D common Shares	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total
Opening Balance, June 30, 2023	—	—	*	9	7	3,704,793	(183,641)	(29,850)	3,491,318
Net loss	—	—		—	—	—	(18,914)	—	(18,914)
Unrealized loss on currency translation	—	—		—	—	—	—	(7,189)	(7,189)

Balance, September 30, 2023	—	—	*	9	7	3,704,793	(202,555)	(37,039)	3,465,215

(USD 000)	Class C common Shares		Class A common Shares		Class B common Shares	Class D common Shares		Additional Paid-In Capital		Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total
Opening Balance, June 30, 2022	—	*	—	*	9	7		3,706,070		(118,321)	(38,163)	3,549,602
Shares issued	—		—		—	—	*	—	*	—	—	— *
Net loss	—		—		—	—		—		(14,752)	—	(14,752)
Repurchase of co-invest shares	—	*	—		—	—		(87)		—	—	(87)
Unrealized loss on currency translation	—		—		—	—		—		—	(19,750)	(19,750)

Balance, September 30, 2022	—	*	—	*	9	7		3,705,983		(133,073)	(57,913)	3,515,013

*	Represents value less than $1000

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Adenza Holdings, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(unaudited)

(USD 000)	Class C common Shares		Class A common Shares		Class B common Shares	Class D common Shares	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total
Opening Balance, December 31, 2022	—	*	—	*	9	7	3,705,119	(134,384)	(34,469)	3,536,282
Net loss	—		—		—	—	—	(68,171)	—	(68,171)
Repurchase of co-invest shares	—	*	—		—	—	(326)	—	—	(326)
Unrealized loss on currency translation	—		—		—	—	—	—	(2,570)	(2,570)

Balance, September 30, 2023			—	*	9	7	3,704,793	(202,555)	(37,039)	3,465,215

(USD 000)	Class C common Shares		Class A common Shares		Class B common Shares	Class D common Shares		Additional Paid-In Capital		Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total
Opening Balance, December 31, 2021	—	*	—	*	9	7		3,709,405		(90,058)	(16,249)	3,603,114
Shares issued	—	*	—		—	—	*	—	*	—	—	— *
Net loss	—		—		—	—		—		(43,015)	—	(43,015)
Repurchase of co-invest shares	—	*	—		—	—		(3,422)		—	—	(3,422)
Unrealized loss on currency translation	—		—		—	—		—		—	(41,664)	(41,664)

Balance, September 30, 2022	—	*	—	*	9	7		3,705,983		(133,073)	(57,913)	3,515,013

*	Represents value less than $1,000

The accompanying notes are an integral part

of these consolidated financial statements.

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Adenza Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(USD 000)	Nine months ended September 30, 2023	Nine months ended September 30, 2022
Cash Flows from Operating Activities
Net loss	(68,171)	(43,015)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of property and equipment	2,342	2,370
Amortization of debt issuance costs	5,923	5,923
Amortization of deferred contract costs	3,220	1,813
Amortization of intangible assets	123,192	119,542
Impairment of leasehold improvement	—	1,113
Impairment of right-of-use assets		3,650
Deferred income tax	(63,383)	(50,765)
Changes in assets decrease / (increase):
Accounts receivable	57,363	24,062
Unbilled receivables	(1,953)	(25,394)
Prepaid expenses and other current assets	1,060	(39)
Deferred contract costs	(6,380)	(6,216)
Prepaid income taxes	(515)	6,898
Other assets	(1,478)	47
Intercompany with related party	(27)	(55)
Changes in liabilities increase / (decrease):
Accounts payable	(1,525)	(19)
Income taxes payable	(9,440)	3,222
Accrued expenses	655	(8,771)
Other long-term liabilities	(1,219)	(910)
Deferred revenue	(78,952)	(62,008)

Net Cash Used in Operating Activities	(39,288)	(28,552)

Cash Flows from Investing Activities
Capitalized software development costs	(16,788)	(16,146)
Capitalized software implementation costs and other intangibles	(260)	(145)
Purchase and disposal of property and equipment	(2,067)	(1,782)

Net Cash Used in Investing Activities	(19,115)	(18,073)

Cash Flows from Financing Activities
Repurchase of common shares	(326)	(3,422)
Payments of debt	(15,356)	(15,356)

Net Cash Used in Financing Activities	(15,682)	(18,778)

Effect of Exchange Rate Changes on Cash and Cash Equivalents and Restricted Cash	(422)	(8,982)

Net Decrease in Cash and Cash Equivalents and Restricted Cash	(74,507)	(74,385)
Cash and Cash Equivalents and Restricted Cash, beginning of period	187,371	191,848

Cash and Cash Equivalents and Restricted Cash, end of period	112,864	117,463

Adenza Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

(USD 000)	Nine months ended September 30, 2023	Nine months ended September 30, 2022
Supplemental Disclosure of Cash Flow Information
Increase in lease liabilities from obtaining right-of-use assets	2,024	2,866
Reduction in lease liabilities due to remeasurement and termination	(122)	(1,764)
Cash paid during the period for income taxes	42,985	26,568
Cash paid during the period for interest	164,686	115,642

Reconciliation of Cash and Cash Equivalents and Restricted Cash

(USD 000)	Nine months ended September 30, 2023	Nine months ended September 30, 2022
Cash and cash equivalents	110,965	116,119
Current, Restricted cash	913	358
Non-current, Restricted cash	986	986

Total Cash and Cash Equivalents and Restricted Cash	112,864	117,463

The accompanying notes are an integral part

of these consolidated financial statements.

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Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Nature of Operations and Principles of Consolidation

Business Activity

Adenza Holdings, Inc. and Subsidiaries (collectively, the Company) provide software solutions for enterprise risk management, data management, regulatory reporting, and compliance requirements of financial institutions. The Company’s software provides a comprehensive solution for all levels of regulatory and management financial reporting, and complete integration, and provides a data-warehousing platform for risk data, market data, front/middle/back-office data, reference data, and operational loss data. It enables clients to automate and streamline business operations while optimizing processes, systems, data enrichment, and transparency to enhance decision-making and reduce operational costs. This is offered on-premises or in a software-as-a-service model.

Consulting services of the Company include systems specification, design, resource scheduling, project management, and regulatory reporting and integration.

On June 10, 2023, Adenza Parent, L.P. (“Adenza Parent”), the ultimate holding company entered into a definitive Agreement and Plan of Merger to sell the entire share capital of the Company to NASDAQ, Inc., a technology company serving the global financial system.

On November 1, 2023, NASDAQ, Inc. completed the acquisition of the Company.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated in the consolidated financial statements.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

The consolidated financial statements are presented in US dollars and all values are rounded to the nearest thousand (USD 000), except when otherwise indicated. The consolidated financial statements provide comparative information for the previous period. In the opinion of management, the accompanying unaudited Consolidated Financial Statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the Company’s financial position as of and for the three and nine month periods ended September 30, 2023 and 2022. The results for interim periods are not necessarily indicative of the results that may be expected for a full fiscal year or for any other future period.

Certain amounts in prior year’s financial statements have been reclassified to conform to current year’s financial presentation.

Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates, judgments, and assumptions in these consolidated financial statements include those related to the valuation of goodwill and intangible assets, useful lives of assets for calculating depreciation and amortization, valuation of long-lived assets, allowances for doubtful accounts, valuation of deferred tax assets, provisions for uncertain tax positions, assumptions used for the valuation of stock-based compensation, and in the allocation of a transaction price to distinct performance obligations in connection with revenue recognition.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measurements, a three-tier fair value hierarchy, which prioritizes the inputs used in the valuation methodologies, is as follows:

Level 1 - Valuations are based on quoted prices for identical assets and liabilities in active markets.

Level 2 - Valuations are based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 - Valuations are based on unobservable inputs reflecting the Company’s own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

At September 30, 2023 and December 31, 2022, the fair value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, unbilled receivable, accounts payable, and accrued expenses, approximated book value due to the short maturity of these instruments. The carrying amount of restricted cash approximates fair value because, as the restrictions expire, the carrying value represents the amount that the Company will receive. Liabilities are shown net of any discounts.

At September 30, 2023 and December 31, 2022, the Company does not have assets or liabilities required to be measured at fair value in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 820, Fair Value Measurements.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents are related to funds deposited into money market funds and other short-term certificates of deposit.

Restricted Cash

Amounts included in restricted cash as of September 30, 2023 and December 31, 2022 pertain to certain customer and lease deposits.

Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Accounts Receivable

Accounts receivable consists of trade receivables recorded at the original invoice amount less an estimate made for uncollectible accounts. The Company analyzes the collectability of trade accounts receivable by considering historical bad debts, client creditworthiness, current economic trends, changes in client payment terms, and collection trends when evaluating the adequacy of the allowance for doubtful accounts. Any change in the assumptions used in analyzing a specific account receivable may result in an allowance for doubtful accounts being recognized in the period in which the change occurs. Trade receivables are net of allowances for doubtful accounts of $1.2 million and $1.1 million as of September 30, 2023 and December 31, 2022, respectively. In certain instances, in accordance with ASC 606, the Company will not recognize revenue when there is uncertainty as to the collectability of amounts due under the contract. Such occurrences have been infrequent and immaterial to the consolidated financial statements.

Property and Equipment

Property and equipment are stated at cost. The costs of additions and betterments are capitalized and expenditures for repairs and maintenance are expensed in the period incurred. When items of property and equipment are sold or retired, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

Depreciation of property and equipment is provided utilizing the straight-line method over the estimated useful lives of the respective assets. Furniture and fixtures, computer equipment, and leasehold improvements are depreciated over the shorter of the remaining term of the related lease or the estimated economic useful life of the improvement.

Foreign Currency Translation

For all foreign operations, the functional currency is their respective local currency. Transactions in foreign currencies are translated into the respective functional currencies using the exchange rates prevailing at the dates of the transactions. Foreign exchange differences arising from the settlement of such transactions and from the translation at the reporting date of monetary assets and liabilities denominated in foreign currencies are recognized in Consolidated statements of operations.

Assets and liabilities of these operations are translated into U.S. dollars using the exchange rates in effect at the consolidated balance sheet date. Consolidated statements of operations accounts are translated at the average rate of exchange prevailing during the nine months ended September 30, 2023 and 2022. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive loss.

Impairment of Long-Lived Assets

Long-lived assets consist primarily of Intangibles, property and equipment. The Company evaluates these long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value.

Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

When the Company determines that the carrying value of long-lived assets may not be recoverable based upon the existence of the above indicators of impairment and the carrying value of the asset cannot be recovered from projected undiscounted cash flows, the Company records an impairment charge. Significant management judgment is required in determining whether an indicator of impairment exists and in projecting cash flows. No impairment loss was recorded for the nine months ended September 30, 2023 and 2022.

Equity Investment

Associates are those entities over which the Company has significant influence (defined as the ability to participate in the financial and operating decisions of the investee but not control over those policies) but are not subsidiaries. The results of associates are incorporated in these consolidated financial statements using the equity method of accounting, under which investments in associates are carried in the consolidated Balance sheet at cost as adjusted for post-acquisition changes in the Company’s share of net assets of the associate less any impairment in the value of individual investments.

In connection with the Company’s acquisition of Calypso Group Lux S.C.A in March of 2021 (“the Acquisition”), an investment in Sernova Financials Limited (“Sernova”) was acquired at a value of $2.4 million for 19.5% of outstanding share capital. In accordance with the Share subscription agreement, on October 18, 2023, the Company executed an agreement (“the redemption agreement”) requiring Sernova to redeem the Company’s shares, with the redemption expected to be completed in multiple tranches by the third quarter of 2024. The amount to be received from the redemption will be the original investment in Sernova plus dividends at the rate of 8% from the date of investment until the relevant redemption date on any amount of unredeemed investment. In accordance with the ASC 323, the investment is carried at investment value plus dividend accrued. The Company has recognized dividend income of $0.1 million and $1.2 million during the three and nine months ended September 30, 2023, respectively.

There is also a Subscription agreement between Adenza Inc. (previously known as Calypso Technology Inc.) and Sernova wherein Adenza Inc. provides cloud-hosted software to Sernova, which Sernova uses for the sole purpose of providing a fully managed service to its end clients. Sernova pays subscription fees to Adenza Inc. for using the cloud-hosted software and such subscription fees are a percentage of the fee charged by Sernova to its end clients.

The subscription fee percentage is 50% of Sernova’s revenue from its customers up to $6.0 million annually and then it reduces by 5% for each incremental million-dollar annual revenue up to 35% for revenue above $8.0 million. For the nine months ended September 30, 2023 and 2022, the Company recorded subscription revenue of $3.5 million and $3.3 million, respectively, and for the three months ended September 30, 2023 and 2022 $1.0 million for each period. The Company had unbilled receivables outstanding of $1.0 million and $0.9 million as of September 30, 2023 and December 31, 2022, respectively.

Accumulated Other Comprehensive Income

FASB ASC Topic 220, Reporting Comprehensive Income, establishes rules for the reporting of comprehensive income and its components. Comprehensive income is defined as all changes in equity from non-owner sources. For the Company, comprehensive loss consists of net loss and changes in the cumulative foreign currency translation adjustments.

Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, Stock-Compensation. Under the fair value recognition provisions of this accounting guidance, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period, which is the vesting period.

As stock-based compensation expense recognized in the Company’s consolidated statements of operations is based on awards ultimately expected to vest, the amount of expense has been reduced for forfeitures as they occur, as permitted under FASB ASC Topic 718.

Incentive plan

Adenza Parent, L.P. (“Adenza Parent”), the ultimate holding company, implemented a management incentive plan in which it issues Class B Units of Adenza Parent (“Class B PIUs”) or Class B equity appreciation rights (the “Class B EARs” and collectively with the Class B PIUs, the “Awards”) to the Company’s employees for the performance of services. In 2023, 2022 and 2021, Adenza Parent granted the awards to certain employees (“the Participants”).

Since the value of these awards were estimated to be insignificant at the time of the grant, there is no stock based compensation recognized within the Company’s consolidated statements of operations. The fair value was arrived using a discounted cash flow analysis and the market implications of the Merger transaction.

Developed Technology

The Company’s Developed technology includes the costs of internally developed software technology and software technology purchased through acquisition. In accordance with FASB ASC Topic 985, Software, the Company capitalizes costs incurred to develop software once technological feasibility has been reached which for the Company is defined as the earlier of when a detailed program plan is established, or a working model is created. Capitalized costs include costs to design the software configuration and interfaces, coding, installation, and testing, as well as development costs related to software enhancements that add functionality.

During the nine months ended September 30, 2023 and 2022, the Company capitalized such costs of $16.8 million and $16.1 million, respectively, and during the three months ended September 30, 2023 and 2022 such capitalized costs amounted to $5.0 million and $5.2 million, respectively. These capitalized costs are amortized over the software’s expected useful life, which is generally five years. Amortization expense related to the Developed technology for the nine months ended September 30, 2023 and 2022 amounted to $48.5 million and $45.5 million, respectively and for three months ended September 30, 2023 and 2022 amounted to $16.4 million and $15.4 million, respectively.

Income Taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to differences between financial statements carrying amounts of assets and liabilities and their respective tax basis. Deferred taxes are calculated using currently enacted income tax rates for the year in which they are recognized. The effect of a change in income tax rates on deferred tax asset and liability balances is recognized in income in the period that includes the enactment of such rate change. A valuation allowance, if necessary, is recorded against deferred tax assets if utilization is not likely.

Changes in tax laws and rates could also affect recorded deferred tax assets and liabilities in the future. Should tax laws change, the Company’s tax expense and cash flows could be materially impacted.

Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

401(k) Retirement Plan

Two subsidiaries of the Company in the United States maintain a qualified 401(k) plan for its eligible employees, who may elect to contribute voluntarily through payroll deductions, subject to certain statutory limitations as mentioned in the table below. One of the subsidiaries has elected to provide for a matching contribution while the other subsidiary has elected to not provide for a matching contribution. The Company contributed $0.5 million and $0.4 million towards employer contributions for the nine months ended September 30, 2023 and 2022, respectively.

	(USD 000)
Year	Basic Contribution Limit	Catch-Up Contribution (50 or older)
2023	22.5	7.5
2022	20.5	6.5

Revenue Recognition

The Company derives substantially all of its revenues from selling licenses and maintenance for a fixed fee, and from providing consulting services. The Company’s agreements for licenses and maintenance generally have annual or multi-year terms. The Company typically invoices customers annually at the beginning of each annual contract period but may also invoice customers on a quarterly or monthly basis. Payments are generally due and payable upon receipt of invoice by the Company’s customers or within 30 days of the stated billing date.

The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its arrangements:

•	Identify the contract with a customer.

•	Identify the performance obligations in the contract.

•	Determine the transaction price.

•	Allocate the transaction price to performance obligations in the contract.

•	Recognize revenue as the performance obligation is satisfied.

The Company’s contracts may include one or any combination of the following products and services.

License and Solutions Reporting Templates

Licenses for on-premise software provide the customer with a right to use the software as it exists when made available to the customer. Customers may purchase perpetual licenses or subscribe to time-based licenses, which provide customers with the same functionality and differ mainly in the duration over which the customer benefits from the software. Revenue from distinct on-premise or time-based licenses is recognized upfront at the point in time when the software is made available to the customer as this is the point the user of the software can direct the use of and obtain substantially all of the remaining benefits from the software license.

Solutions Reporting Templates provide customers with one or more “Software Components” of the Company’s Regulatory Solutions software that are being licensed by a customer. Solutions Reporting Template contracts include two performance obligations: a term license to the on-premise software, and associated maintenance to provide technical support, bug fixes, and unspecified updates on a stand-ready basis.

Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

When contracted with customers for on-premise use, license and solution revenue is recognized at a point in time when control is passed to the customer upon receipt of the license and solution. License maintenance and solution maintenance revenue is recognized over the contract term.

Cloud Services

The Company offers cloud services arrangements whereby the software is hosted and managed for certain customers. When contracted simultaneously with the Company’s software, there is a single performance obligation of the Company to maintain the use of the software. Revenue is recognized for such arrangements ratably over the duration of the contact.

Consulting Services

Consulting is comprised of two types of services, implementation, and training. Implementation consists of services to implement the Company’s software for the client, including software installation, environment set-up, configuration of data sources, and models for uploading into the software, systems testing, and user testing. The Company offers training sessions for client users. Consulting services are typically billed on a time and expense basis. These are provided based on hourly or daily rates and revenue is recognized based on actual hours incurred. The Company also offers fixed price contract agreements and revenue is recognized using the input method to measure progress towards complete satisfaction of the services, because the customer simultaneously receives and consumes the benefits provided by the Company. In contracts with multiple performance obligations, we account for individual performance obligations separately if they are distinct. The input method is based upon hours consumed relevant to the total project.

For certain Regulatory Solutions, the Company allocates the transaction price to each performance obligation based on our relative standalone selling price out of total consideration of the contract. Standalone selling price is determined utilizing observable prices to the extent available based on a grouping of recent contracts with similar performance obligations. If the standalone selling price for a performance obligation is not directly observable, we use an estimate based on observable inputs.

For certain Capital Market Solutions, the Company determines standalone selling prices for professional services and software maintenance services for perpetual licenses using observable pricing as these are sold separately to its customers. As pricing for perpetual and time-based licenses is highly variable, the Company applies the residual approach when determining the standalone selling price of the perpetual license and time-based license and maintenance services bundle and does so by deducting the sum of the observable standalone selling prices of the other performance obligations in the contract from the transaction price.

Disaggregated Revenue Information

The following table provides the timing of revenue recognition of disaggregated revenue:

(USD 000)	Quarter ended		Nine months ended
Nine months ended September 30	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Over time	108,654	99,474	323,093	297,256
Point in time	29,646	26,888	69,926	87,247

	138,300	126,362	393,019	384,503

Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Deferred Contract Costs

The Company capitalizes commission expenses paid to internal sales personnel that are incremental to obtaining customer contracts. Costs related to the initial signing of contracts are amortized over the average customer life, which has been estimated to be five years. The Company determined the period of benefit by taking into consideration the length of terms in its customer contracts, including renewals and extensions, the average customer life, and the expected useful life of the Company’s technology. Amounts expected to be recognized within one year of the balance sheet date are recorded as deferred contract costs, and the remaining portion is recorded as deferred contract costs, non-current in the consolidated balance sheets.

Amortization expense is included in selling, general, and administrative expense in the consolidated statements of operations.

The following table represents a roll forward of the Company’s deferred contract costs:

(USD 000)
Balance, December 31, 2022	14,812

Additions to deferred contract costs	6,350
Amortization of deferred contract costs	(3,220)

Balance, September 30, 2023	17,942

Contract Assets (Unbilled Receivables) and Contract Liabilities (Deferred Revenue)

The Company records unbilled accounts receivable related to revenue recognized in excess of amounts invoiced as the Company has an unconditional right to invoice and receive payment in the future related to those fulfilled obligations. The Company records contract assets as amounts related to the contractual right to consideration for both completed and partially completed performance obligations that may not have been invoiced. The Contract asset balance was $160.3 million and $158.4 million as of September 30, 2023 and December 31, 2022, respectively, of which $116.4 million and $126.3 million are included in current assets as of September 30, 2023 and December 31, 2022, respectively. The remaining balance is presented within long term assets.

The Company records contract liabilities to deferred revenue when the Company receives customer payments in advance of the performance obligations being satisfied on the Company’s contracts.

The following table represents a rollforward of the Company’s contract liabilities (deferred revenue):

(USD 000)
Balance, December 31, 2022	189,221

Additions to deferred revenue	255,225
Reduction of deferred revenue	(334,568)

Balance, September 30, 2023	109,878

Deferred revenue that will be recognized during the succeeding 12-month period is recorded as current deferred revenue and the remaining portion is recorded as deferred revenue, net of current portion on the accompanying balance sheets.

Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Leases

The Company assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Company applies a single recognition and measurement approach for all leases, except for short-term and low-value leases. The Company recognizes lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets.

Right-of-use assets

The Company recognizes right-of-use assets at the commencement date of the lease. Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Amortization of the right-of-use asset is calculated as the difference between the predetermined straight-line rent expense and the imputed interest on the lease liability.

Lease liabilities

At the commencement date of the lease, the Company recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the payments of penalties for terminating the lease, if the lease term reflects the Company exercising the option to terminate.

Variable lease payments that do not depend on an index or a rate are recognized as expenses in the period in which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Company uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made.

Short-term leases and leases of low-value assets

The Company applies the short-term lease recognition exemption to its short-term leases of Properties i.e., those leases that have a term of 12 months or less from the commencement date and do not contain a purchase option. The Company also applies the lease of low-value assets recognition exemption to leases that are low in value. Both of the above type of lease payments are recognized as expenses on a straight-line basis over the lease term.

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Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of the net tangible and identifiable intangible assets acquired in business combinations. The Company’s annual impairment assessment is performed at the end of each fiscal year or performed at other times if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. ASC 350, Intangibles – Goodwill and Other state that if an indicator of impairment exists then an entity should perform its annual or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. ASC 350 also states that a reporting unit with a $0 or negative carrying amount is not required to perform a qualitative assessment.

The Company analyzed its operational structure for the purpose of identifying reporting units in accordance with ASC 350 and determined that the Company’s operations comprise a single reporting unit. There were no indicators of impairment during the nine months ended September 30, 2023 and 2022. The carrying value of Goodwill as of September 30, 2023 and December 31, 2022 was $3,679.7 million.

Intangible Assets

Definite-lived intangible assets are amortized over their respective estimated useful lives to their estimated residual values, in a pattern that reflects when the economic benefits will be consumed and are reviewed for impairment under the provisions of ASC 360-10-35, Property, Plant and Equipment/Overall/Subsequent Measurement. The Company reviews intangible assets subject to amortization for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized in an amount by which the carrying amount of the asset exceeds its fair value.

No impairment loss was recognized for intangible assets with definite lives during the nine months ended September 30, 2023 and 2022.

Intangible assets are amortized on a straight-line basis over their useful finite economic lives, as noted below, and are assessed for impairment whenever there is an indication that the intangible asset may be impaired. The assessed useful life of customer relationships requires a high degree of management judgment and estimation. Such estimates are, in part, predicated upon assumed attrition and growth rates applicable to existing customers at the time of acquisition. If actual results deviate from these assumptions, it could result in an impairment or change in the estimated useful life that could have a material impact on future operating results.

			(USD 000)
	Useful lives	September 30, 2023	December 31, 2022
Trademark	8-10 years	130,972	130,763
Developed technology	5-7 years	407,497	391,223
Customer relationships	18-21 years	1,671,822	1,675,053
Purchased software	1.5-5 years	4,894	3,900

		2,215,185	2,200,939
Less: accumulated amortization		(379,661)	(257,319)

		1,835,524	1,943,620

Amortization on Intangible assets for the nine months ended September 30, 2023 and 2022 is $123.2 million and $119.5 million, respectively, and for the three months ended September 30, 2023 and 2022 is $41.4 million and $39.9 million, respectively.

Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The expected amortization expense for each of the fiscal years 2023 through 2027 and for periods thereafter is as follows:

Year ending December 31,	(USD 000)
2023 – From October 1 to December 31	42,061
2024	166,000
2025	165,647
2026	165,293
2027	142,004
Thereafter	1,154,519

Total Intangible Assets, Net	1,835,524

3. Concentration of Risks Related to Credit, Foreign Operations, and Foreign Currencies

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents, deposits with banks and financial institutions including restricted balances as well as exposure to customers including accounts receivables and unbilled receivable. The Company maintains cash balances in several United States financial institutions, which are insured by the Federal Deposit Insurance Corporation (FDIC) for up to $250,000 per institution. Beyond the United States of America, the Company has cash balances covered by comparable insurance based on local regulations. From time to time, the Company’s balances may exceed these limits however balances are held with financial institutions with high credit standing.

The Company performs ongoing evaluations of its customers’ financial condition and maintains an allowance for uncollectible accounts receivable based upon the expected collectability of all accounts receivable, using the provision matrix and the specific identification method. The Company does not require collateral from its customers. The Company is not able to predict changes in the financial stability of its customers. In cases when a delinquency in payments occurs, the Company may withhold services delivery under current implementation, discontinue support or limit the right to use its software.

As of September 30, 2023 and December 31, 2022, there is no geographical concentration of credit risk as the Company’s customer base is internationally dispersed and no individual customer represents more than 10% of the Company’s outstanding trade and other unbilled receivables balances or more than 10% of the Company’s revenue in any of the periods presented.

Geographic concentrations of net assets by countries outside the United States were as follows:

		(USD 000)
	September 30, 2023	December 31, 2022
United Kingdom	48,055	35,429
Netherlands	193,982	207,775
Singapore	13,712	14,662

	255,749	257,866

The Company is also subject to foreign currency risks that arise from normal business operations. These risks include the translation of local currency balances of the foreign affiliates and intercompany loans, as well as transactions denominated in foreign currencies.

Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

4. Property and Equipment, Net

Property and equipment, net is summarized as follows:

		(USD 000)
	September 30, 2023	December 31, 2022
Furniture and fixtures	619	602
Computer equipment	6,881	6,450
Leasehold improvements	6,225	5,383

	13,725	12,435
Accumulated Impairment	(1,201)	(1,201)
Accumulated depreciation	(4,765)	(2,489)

	7,759	8,745

Depreciation and amortization expense related to property and equipment for the nine months ended September 30, 2023 and September 30, 2022 amounted to $2.3 million and $2.4 million, and for the three months ended September 30, 2023 and September 30, 2022 amounted to $0.8 million and $0.7 million, respectively.

5. Leases

The Company has lease contracts for its office premises which are operating in nature as per ASC 842. Leases of property generally have lease terms between 12 months to 10 years depending upon the importance of a particular location and other factors such as the number of customers and employees in that country. The Company’s obligations under its leases are secured by the lessor’s title to the leased assets.

The Company applies the ‘short-term lease’ and ‘lease of low-value assets’ recognition exemptions for these leases. Set out below are the carrying amounts of right-of-use (RoU) assets recognized for operating leases and the movements during the years then ended:

(USD 000)	September 30, 2023	December 31, 2022
As of January 1,	17,037	29,967
RoU assets obtained in exchange for new operating lease liabilities	2,024	2,907
Termination of lease	(22)	(1,740)
Remeasurement of lease term	(101)	(2,888)
Impairment of RoU assets	—	(5,735)
Amortization for the year	(3,626)	(5,474)

Ending balance	15,312	17,037

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Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Set out below are the carrying amounts of operating lease liabilities (included under interest-bearing loans and borrowings) and the movements during the period:

	(USD 000)
	September 30, 2023	December 31, 2022
As of January 1,	22,831	29,916
Additions on account of new lease contracts	2,024	2,907
Termination of lease	(20)	(1,766)
Remeasurement of lease term	(101)	(2,888)
Accretion of interest	1,262	2,055
Payment of lease liabilities	(5,498)	(7,393)

Ending balance	20,498	22,831

Less: current portion	6,006	4,954

Total non-current lease liabilities	14,492	17,877

The following table presents a maturity analysis of expected undiscounted cash flows for operating leases on an annual basis for the next five years and thereafter:

Year ending December 31,	(USD 000)
2023 – October 1 to December 31	1,168
2024	6,980
2025	5,214
2026	4,379
2027	3,326
Thereafter	3,012

Total Operating lease payments	24,079

Imputed Interest	(3,581)

Total	20,498

The following table presents the weighted-average lease term and discount rate for operating leases:

		(USD 000)
	September 30, 2023	December 31, 2022
Weighted-average remaining lease term	4.21 years	4.58 years
Weighted-average discount rate	7.85%	7.48%

Amortization and interest expense on the Capitalized Operating leases for the nine months ended September 30, 2023 and 2022 amounted to $4.9 million and $6.0 million, respectively, and for the three months ended September 30, 2023 and 2022 amounted to $1.7 million and $1.9 million, respectively.

The Company has non-cancellable minimum operating lease commitments for short-term leases and low-value assets as of September 30, 2023 and December 31, 2022 totaling $0.2 million and $0.07 million, respectively.

Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Impairment of Leases and related assets

During the nine months ended September 30, 2022, the Company decided to exit and seek sublease for one of its leased facilities predominately due to a remote work model for a significant number of employees arising from the COVID-19 pandemic and synergies arising from the Acquisition. During the nine-month period ended September 30, 2022, the Company recorded a non-cash impairment charge of $3.6 million related to operating lease right-of-use assets and an impairment charge of $1.1 million for associated leasehold improvements. No impairment was recorded during the three months ended September 30, 2022 and for the corresponding periods in the current year. The impairment was determined by comparing the fair value of the impacted right-of-use asset to the carrying value of the asset as of the impairment measurement date, as required under ASC Topic 360, Property, Plant, and Equipment. The fair value of the right-of-use asset was based on the estimated sublease income for the affected facilities taking into consideration the time it will take to obtain a sublease tenant, the applicable discount rate and the sublease rate which represents Level 3 unobservable inputs. The impairment is presented in the Re-organization costs on the Consolidated Statements of Operations.

Sublease

The Company sub-leased office spaces where the Company is the tenant to several surplus non-cancellable leases. Total sublease income for the nine months ended September 30, 2023 and September 30, 2022 was $1.2 million and $0.3 million, respectively, and for the three months ended September 30, 2023 and September 30, 2022 was $0.4 million and $0.2 million, respectively. Total estimated aggregate sublease income to be received over the term of the sub-lease arrangement from October 1,2023 and ending August 31,2029 amounts to $5.8 million.

6. Long-Term Debt and Line-of-Credit

In 2020, the Company entered into a term loan agreement with the principal amount of $500.0 million (the “Term loan”). The loan matures on December 3, 2027 and requires quarterly principal payments of $1.3 million and interest payments of 7.50% on the outstanding principal amount. In connection with the term loan agreement, the Company incurred $14.3 million of debt issuance costs.

In 2021, the Company increased its existing term loan agreement by $1,550.0 million with the same maturity date of December 3, 2027. As of September 30, 2023, the Company had fully drawn the term loan. The quarterly principal payments were revised to $5.1 million and interest rate was reduced by 50bps to 7.00% on the outstanding principal amount. The interest rate applicable is made up of two components which are LIBOR with a floor of 1% and a credit spread of 6%. During the nine months ended September 30, 2023 and 2022, the Company paid off principal to the extent of $15.4 million in each period and credit spread ranged between 6% to 5.75% depending upon the Company’s leverage ratio.

In 2021, a Delayed Draw Term Loan facility (DDTL) of $100.0 million was added to the term loan agreement with a term of 2 years. Until such time that the DDTL is utilized, a commitment fee of 1.00% is payable on the committed amount of $100.0 million. As of December 31, 2022, the Company has no outstanding borrowings against the DDTL. During July 2023, the tenure of the DDTL expired and no further commitment fee is payable on the DDTL.

During 2021, the Company incurred $33.8 million of debt issuance costs for the increase in limits which are recognized as deferred financing costs offsetting the debt balance and amortized as interest expense through the maturity date.

Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Principal payments required to be made under the terms of the term loan agreement are as follows:

Year ending December 31	(USD 000)
2023 – From October 1 to December 31	5,119
2024	20,475
2025	20,475
2026	20,475
2027	20,475
Thereafter	1,914,412

2,001,431

The loan balance reported in the consolidated balance sheet is presented net of the unamortized balance of debt issuance costs of $31.9 million and $37.8 million as of September 30, 2023 and December 31, 2022, respectively. Amortization of these costs is calculated by the straight-line method, which approximates the effective interest method, and reported as interest expense in the accompanying statements of operations. The interest expense representing amortization of loan issuance costs for the nine months ended September 30, 2023 and 2022 was $5.9 million in each period and for three months ended September 30, 2023 and 2022 was $1.9 million in each period.

The Company also maintains a $150.0 million revolving credit facility (RCF) which matures on December 3, 2025. Interest on amounts borrowed are payable at the same rate as applicable to the Term loan and, until the facility is utilized, there is a commitment fee of 0.50% is payable on the total amount of the facility. As of September 30, 2023 and December 31, 2022, the Company has no outstanding borrowings against the facility.

The term loan and credit facilities are subject to certain financial and affirmative covenants. As of September 30, 2023 and December 31, 2022, the Company was in compliance with all required covenants. The term loan and credit facilities are secured by the assets of Group.

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Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

7. Capital Structure

7.1 Number and Type of shares of the Capital Stock

As of September 30, 2023 and December 31, 2022, the Company’s capital structure is summarized as follows:

7.1.A Class C Common Stock

Class C Common Stock	September 30, 2023	December 31, 2022
Authorized	100,000	100,000
Outstanding	23,986	23,989
Par	$0.001	$0.001
Aggregate liquidation value	$2,975,822	$2,764,221

7.1.B Class A Common Stock

Class A Common Stock	September 30, 2023	December 31, 2022
Authorized	100,000	100,000
Outstanding	10,416	10,416
Par	$0.001	$0.001
Aggregate liquidation value	$1,433,908	$1,317,321

7.1.C Class B Common Stock

Class B Common Stock	September 30, 2023	December 31, 2022
Authorized	11,000,000	11,000,000
Outstanding	8,857,511	8,857,511
Par	$0.001	$0.001

7.1.D Class D Common Stock

Class D Common Stock	September 30, 2023	December 31, 2022
Authorized	100,000,000	100,000,000
Outstanding	7,400,145	7,019,028
Par	$0.001	$0.001

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Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

7.2 Terms and conditions of the Common Stock

Dividend rights

Class C Common Stock

When and as declared by the Board and to the extent permitted under the General Corporation Law of Delaware, holders of Class C Common Stock are entitled to preferential dividends. Dividends on each share of Class C Common Stock accrue on a daily basis at the rate of 10% per annum on the sum of the Liquidation Value thereof ($100,000.00 per share) plus all accumulated and unpaid dividends thereon from and including the date of issuance of such share to and including the first to occur of (i) the date on which the Liquidation Value of such share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation, dissolution or winding up of the Company or the redemption or repurchase of such share by the Company or (ii) the date on which such share is otherwise acquired by the Company. Such dividends accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends and such dividends shall be cumulative such that all accrued but unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends may be declared or paid with respect to any shares of Class A Common Stock, Class B Common Stock, or Class D Common Stock.

To the extent not paid on the last business day of March, June, September and December of each year, beginning September 30, 2021, all dividends that have accrued on each share of Class C Common Stock outstanding during the relevant three-month period are accumulated and shall remain accumulated dividends with respect to such share until paid to the holder thereof.

Class A Common Stock

When and as declared by the Board and to the extent permitted under the General Corporation Law of Delaware, holders of Class A Common Stock are entitled to preferential dividends (subject to the preference rights of the Class C Common Stock). Dividends on each share of Class A Common Stock accrue on a daily basis at the rate of 11.5% per annum on the sum of the Liquidation Value thereof ($100,000.00 per share) plus all accumulated and unpaid dividends thereon from and including the date of issuance of such share to and including the first to occur of (i) the date on which the Liquidation Value of such share (plus all accrued and unpaid dividends thereon) is paid to the holder thereof in connection with the liquidation, dissolution or winding up of the Company or the redemption or repurchase of such share by the Company or (ii) the date on which such share is otherwise acquired by the Company. Such dividends accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends and such dividends shall be cumulative such that all accrued but unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends may be declared or paid with respect to any shares of Class B Common Stock or Class D Common Stock.

To the extent not paid on the last business day of March, June, September and December of each year, beginning December 31, 2020, all dividends that have accrued on each share of Class A Common Stock outstanding during the relevant three-month period are accumulated and shall remain accumulated dividends with respect to such share until paid to the holder thereof.

Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Class B Common Stock

Holders of Class B Common Stock are entitled to receive, ratably, on a per share basis and pari passu with holders of Class D Common Stock, such dividends as may be declared by the Board from time to time out of funds legally available therefor. The rights of holders of Class B Common Stock to receive dividends are subject to the provisions of the Class A Common Stock and Class C Common Stock. If and when dividends on the shares of Class B Common Stock are declared and payable from time to time by the Board, the holders of shares of Class B Common Stock shall be entitled to share equally, on a per share basis and pari passu with holders of Class D Common Stock, in such dividends.

Class D Common Stock

Holders of Class D Common Stock are entitled to receive, ratably, on a per share basis and pari passu with holders of Class B Common Stock, such dividends as may be declared by the Board from time to time out of funds legally available therefor. The rights of holders of Class D Common Stock to receive dividends are subject to the provisions of the Class A Common Stock and Class C Common Stock. If and when dividends on the shares of Class D Common Stock are declared and payable from time to time by the Board, the holders of shares of Class D Common Stock shall be entitled to share equally, on a per share basis and pari passu with holders of Class B Common Stock, in such dividends.

Liquidation Preference

Class C Common Stock

Upon any liquidation, dissolution or winding up of the Company (whether voluntary or involuntary), including any merger or similar transaction under the General Corporation Law of the State of Delaware, each holder of Class C Common Stock is entitled to be paid, before any distribution or payment is made upon any shares of Class A Common Stock, Class B Common Stock, or Class D Common Stock, an amount in cash equal to the aggregate Liquidation Value of all shares of Class C Common Stock held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Class C Common Stock shall not be entitled to any further payment.

Class A Common Stock

Upon any liquidation, dissolution or winding up of the Company (whether voluntary or involuntary), including any merger or similar transaction under the General Corporation Law of the State of Delaware, each holder of Class A Common Stock is entitled to be paid, before any distribution or payment is made upon any shares of Class B Common Stock or Class D Common Stock, but subject to the preference of the Class C Common Stock, an amount in cash equal to the aggregate Liquidation Value of all shares of Class A Common Stock held by such holder (plus all accrued and unpaid dividends thereon), and the holders of Class A Common Stock shall not be entitled to any further payment.

Class B Common Stock

Subject to the provisions of the Class A Common Stock and Class C Common Stock, in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company, including any merger or similar transaction under the General Corporation Law of the State of Delaware, the holders of Class B Common Stock are entitled to receive, ratably, on a per share basis and pari passu with the holders of Class D Common Stock, all of the remaining assets of the Company available for distribution to its stockholders.

Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Class D Common Stock

Subject to the provisions of the Class A Common Stock and Class C Common Stock, in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company, including any merger or similar transaction under the General Corporation Law of the State of Delaware, the holders of Class D Common Stock are entitled to receive, ratably, on a per share basis and pari passu with the holders of Class B Common Stock, all of the remaining assets of the Company available for distribution to its stockholders.

Voting Rights

Each class of Common Stock is treated equally and entitled to one vote per share on all matters to be voted on by the Company’s stockholders.

Redemption Rights

None of the shares of Common Stock are redeemable at the option of the holder.

So long as any Class A Common Stock remains outstanding, without the prior written consent of the holders of a majority of the Class A Common Stock at the time such action is taken, the Company shall not, redeem, purchase or otherwise acquire directly or indirectly any shares of Class B Common Stock or Class D Common Stock, nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon any shares of Class B Common Stock or Class D Common Stock.

So long as any Class C Common Stock remains outstanding, without the prior written consent of the holders of a majority of the Class C Common Stock at the time such action is taken, the Company shall not, redeem, purchase or otherwise acquire directly or indirectly any shares of Class A Common Stock, Class B Common Stock, or Class D Common Stock, nor shall the Company directly or indirectly pay or declare any dividend or make any distribution upon any shares of Class A Common Stock, Class B Common Stock, or Class D Common Stock.

Notwithstanding the foregoing, the Company may redeem or repurchase shares of Common Stock from present or former employees, directors or consultants of the Company, usually when they leave the employment in the Company, in accordance with the provisions of the equity repurchase agreements entered into with such employees, directors or consultants approved by the Board.

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Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

8. Management incentive plan

Adenza Parent L.P., the ultimate Parent, implemented the Amended and Restated Adenza Parent, L.P. Incentive Equity Plan and the Adenza Parent, L.P. Equity Appreciation Rights Plan (collectively, the “Plan”) pursuant to which Adenza Parent issues awards of incentive equity to employees of the Company and its direct and indirect subsidiaries. Pursuant to the Plan, incentive equity may be issued in the form of Class B Units of Adenza Parent (“Class B PIUs”) or Class B equity appreciation rights (“Class B EARs” and collectively with the Class B PIUs, the “Awards”). Adenza Parent issued Class B PIUs and Class B EARs to certain employees and directors of Adenza Parent (“the Participants”) for no cash consideration in March and April 2021 and again in December 2021. Since the value of these Awards was immaterial at the time of the grant, there is no compensation expense recognized during nine months ended September 30, 2023 and 2022 and three months ended September 30, 2023 and 2022. The estimated valuation of the awards was determined using a discounted cash flow analysis.

A summary of activity is as follows:

	Class B EARs	Class B PIUs	Total
December 31, 2022	1,783,312	7,583,541	9,366,853
Granted	392,211	381,117	773,328
Cancelations	(17,983)	(22,628)	(40,611)

September 30, 2023	2,157,540	7,942,030	10,099,570

December 31, 2021	1,558,099	7,485,979	9,044,078
Granted	316,445	769,404	1,085,849
Cancelations	(88,882)	(525,593)	(614,475)

September 30, 2022	1,785,662	7,729,790	9,515,452

June 30, 2023	2,159,861	7,942,030	10,101,891
Granted	—	—	—
Cancelations	(2,321)	—	(2,321)

September 30, 2023	2,157,540	7,942,030	10,099,570

June 30, 2022	1,866,429	7,769,894	9,636,323
Granted	—	87,095	87,095
Cancelations	(80,767)	(127,199)	(207,966)

September 30, 2022	1,785,662	7,729,790	9,515,452

Class B PIUs are equity in Adenza Parent. Subject to a participation threshold, if any, each holder of Class B PIUs is entitled to its pro rata share of proceeds from a Change in Control of Adenza Parent after satisfaction of all liabilities and payment to the holders of Class A Units of the Class A Unreturned Capital and Class A Unpaid Yield, each as defined in the Second Amended and Restated Limited Partnership Agreement of Adenza Parent.

Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The Class B EARs have a financial right to consideration upon a Change in Control. The Class B EARs are not actual equity interests in the Adenza Parent or any entity but represent a hypothetical unit of measurement maintained by the Adenza Parent in a bookkeeping account for the Participant’s benefit, entitling the Participant to a cash payment subject to the terms and conditions of the Plan and assuming for these purposes that each Class B EAR is economically equivalent to one Class B PIU.

The Awards are subject to certain restrictions, including vesting restrictions, transferability restrictions, repurchase rights, and rights of first refusal. Some or all of the Awards may be subject to cancellation or repurchase upon the Participant’s termination of employment with the Company.

Awards granted in March and April 2021 were subject to two types of vesting:

1.

Type I – time-based vesting – 25% of the Awards would vest on the first anniversary of the acquisition of AxiomSL by Thoma Bravo (i.e., December 3, 2021), and the remaining 75% of the Type I Awards will vest in equal amounts monthly over the next thirty-six (36) months.

2.

Type II – performance-based vesting - These Awards will vest depending upon Adenza meeting the EBITDA-based targets set by the Board for the relevant years 2021-2024. If the EBITDA-based target for a period is met, then 25% of the Type II Awards will vest as of December 31 of the relevant year.

Holders of Awards issued in March and April 2021 were offered the option to switch to the following vesting terms, which applied to all Awards issued in December 2021 and all awards issued in 2022, except for those under the Sales Vesting Plan described below. Some holders opted to switch to the terms of the awards issued in December 2021 however the value of both the awards is insignificant resulting in no impact on consolidated statements of operations.

Vesting can be divided into 3 types that are as follows:

1.

Type I - time-based vesting - 25% of Type I Awards will vest on the first anniversary of the acquisition of Calypso by Thoma Bravo (i.e., July 22, 2022), and the remaining 75% of the Type I Awards will vest in equal amounts daily over the next thirty-six (36) months.

2.

Type II - performance-based vesting - These Awards will vest depending upon Adenza meeting the EBITDA-based targets set by the Board for the relevant years 2022-2025. If the EBITDA-based target for a period is met, then 25% of the Type II Awards will vest as of December 31 of the relevant year.

3.	Type Ill - will vest upon a change of control.

Participants may have the right to acceleration upon a Change in Control, as set forth in the applicable Grant Agreement. Upon termination of employment, unvested Awards are cancelled. Vested awards may be subject to cancelation or repurchase, depending on the terms of the applicable Grant Agreement and the circumstances of the Participant’s termination.

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Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In May 2022, the Ultimate Parent issued Awards to Participants who are Sales Executives of the Company and its direct and indirect subsidiaries (the “Sales Vesting Plan”). Each Award is divided into three equal annual tranches. Vesting is determined based on each Participant’s sales quota as set forth in the Participant’s Sales Compensation Plan, and is determined as follows:

1.	0% to 65% Quota Achievement: No vesting of the annual tranche. All amounts in the annual tranche are forfeited.

2.	65% to 80% Quota Achievement: No vesting of the annual tranche, however 40% of the annual tranche carries over to the next year.

3.

80% to 100% Quota Achievement: Minimum 40% vesting of the annual tranche. The remaining 60% vests based on proportionate achievement between 80% and 100%. Unvested amounts carryover to the following year.

Quota overachievement entitles the Participant to additional vesting from the subsequent year’s tranche. Amounts carried-over from a prior year tranche are available for the next year only.

Awards granted under the Sales Vesting Plan are subject to the same restrictions and other terms and conditions as the other vesting plans.

9. Contingencies

The Company, from time to time, may be involved in various claims and lawsuits, both for and against the Company, arising in the normal course of business. Management believes that any financial responsibility that may be incurred in settlement of such claims and lawsuits would not be material to the Company’s financial position, operations, and cash flows.

10. Re-organization costs

Re-organization costs are summarized below:

	Nine months ended
(USD 000)	September 30, 2023	September 30, 2022
Restructure - Severance and office relocation on account of Axiom & Calypso merger, Russia operations windup and NASDAQ, Inc. acquisitions related cost	118	4,434
One time projects - Internal entities reorganization post-merger and other realignment projects	3,124	1,789
Systems - Implementation of Finance and Customer Relationship Management systems	1,412	2,610
Others - Calypso acquisition and Cyber security	198	528
Impairment of Right of Use Asset	—	3,640
Impairment of Leasehold improvement	—	1,113

	4,852	14,114

Adenza Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

11. Income Taxes

The Company determines the tax provision for interim periods using an estimate of its annual effective tax rate. Each quarter, the Company updates its estimate of annual effective tax rate, and if its estimated tax rate changes, the Company makes a cumulative adjustment.

The Company’s effective tax rate increased from 24.05% during the three and nine months ended September 30, 2022, to 31.41% and 30.34% during the three and nine months ended September 30, 2023. The Company recorded income tax benefit of $8.7 and $29.7 million for the three and nine months ended September 30, 2023 and $4.7 and $13.6 million for the three and nine months ended September 30, 2022. The increase in income tax benefit was primarily a result of an increase in pre-tax loss and in the projected annual effective tax rate during the three and nine months ended September 30, 2023, compared to the three and nine months ended September 30, 2022. The increase in the projected annual effective tax rate is driven, primarily, by an increase in the projected foreign derived intangible income benefit and creditability of foreign withholding taxes. The benefit is partially offset by an increase in the statutory tax rate in the UK effective April 1, 2023, and a projected reduction in GILTI and research tax credits.

Effective for taxable years beginning after December 31, 2021, Internal Code Section 174, Amortization of Research and Experimental Expenditures, provides that research and experimentation expenses can no longer be currently deducted, and instead are required to be capitalized. Such capitalized expenses are to be amortized over a period of five and fifteen years for the U.S. and foreign research, respectively. Although this change has no impact on the income statement due to offsetting current tax expense with corresponding deferred tax benefit, the change has resulted in an increase in the current and deferred tax balances as of September 30, 2023 and 2022.

12. Subsequent Events

The Company evaluated events occurred after September 30, 2023 through November 16, 2023, the date when the consolidated financial statements were available to be issued, and there are no subsequent events that met recognition or disclosure criteria, other than as disclosed below:

On November 1, 2023, NASDAQ, Inc. completed the acquisition of the Company. Pursuant to the merger of ARGUS Merger Sub 1, Inc. with and into the Company, and the subsequent merger of the Company with and into ARGUS Merger Sub 2, LLC (now named Adenza Holdings, LLC), the Company was discontinued as of November 1, 2023, with Adenza Holdings, LLC as its successor-in-interest. Further, the term loan was repaid in full on November 1, 2023 in connection with the acquisition of the Company by NASDAQ, Inc.

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